EXHIBIT 99.1

TPI Composites, Inc. Announces Third Quarter 2019 Earnings Results – Net Sales up 50% and Adjusted EBITDA up 57%

SCOTTSDALE, Ariz., Nov. 06, 2019 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq: TPIC), the only independent manufacturer of composite wind blades with a global footprint, today reported financial results for the third quarter ended September 30, 2019.

Highlights

For the quarter ended September 30, 2019:

  Net sales of $383.8 million
  Total billings of $385.6 million
  Net loss of $4.6 million or $0.13 per share
  EBITDA of $26.3 million
  Adjusted EBITDA of $27.6 million
KPIs		Q3'19	Q3'18
	Sets[1]	858	589
	Estimated megawatts²	2,491	1,625
	Utilization[3]	88%	69%
	Dedicated manufacturing lines[4]	52	51
	Manufacturing lines installed[5]	48	39
	Manufacturing lines in operation[6]	30	28
	Manufacturing lines in startup[7]	10	5
	Manufacturing lines in transition[8]	8	6
  Number of wind blade sets (which consist of three wind blades) invoiced worldwide during the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets invoiced during the period.
  Utilization represents the percentage of wind blades invoiced during the period compared to the total potential capacity of wind blade manufacturing lines installed during the period.
  Number of wind blade manufacturing lines that are dedicated to our customers under long-term supply agreements at the end of the period.
  Number of wind blade manufacturing lines installed and either in operation, startup or transition at the end of the period.
  Number of wind blade manufacturing lines in operation represents the number of wind blade manufacturing lines installed less the number of manufacturing lines in startup and in transition.
  Number of wind blade manufacturing lines in a startup phase during the pre-production and production ramp-up period.
  Number of wind blade manufacturing lines that were being transitioned to a new wind blade model during the period.

“TPI generated solid financial results for the third quarter delivering 50% top line and 57% adjusted EBITDA growth,” said Steve Lockard, CEO of TPI Composites. “We remain encouraged by the longer-term outlook for the wind industry and the important role TPI plays in the wind supply chain as a trusted, outsourced manufacturer of wind blades. We are confident and committed to our business model and strategy, and we continue to focus on execution as we navigate this dynamic wind market environment.”

“The fundamentals of our business remain strong as we continue to partner with our customers to support their global production needs. We are making excellent progress in our diversification efforts, and we continue to deploy resources to accelerate existing and new development programs. In our core wind business, we are investing alongside our customers through cost sharing and collaborative teamwork to keep pace with the rapid expansion and development anticipated over the next few years. Our mature operations are performing at or above our expectations, even those going through line transitions this year.  So despite the near-term volatility that startups in new geographies and increased transitions have had on our results of operations for 2019 and are expected to have on our projected results of operations for 2020, our team remains focused on driving out costs, improving operational efficiency and utilization at our facilities, and remaining focused on the long-term,” concluded Mr. Lockard.

Third Quarter 2019 Financial Results

Net sales for the three months ended September 30, 2019 increased by $128.9 million or 50.5% to $383.8 million compared to $255.0 million in the same period in 2018. Net sales of wind blades increased by 49.9% to $352.2 million for the three months ended September 30, 2019 as compared to $234.9 million in the same period in 2018. The increase was primarily driven by a 44% increase in the number of wind blades produced year over year largely as a result of increased production at our China, Mexico and Turkey facilities. Total billings for the three months ended September 30, 2019 increased by $144.9 million or 60.2% to $385.6 million compared to $240.7 million in the 2018 period. The impact of the currency movement on consolidated net sales and total billings for the quarter was a net decrease of 1.6% and 1.5%, respectively, as compared to 2018.

Total cost of goods sold for the three months ended September 30, 2019 was $357.9 million and included $13.1 million related to ten lines in startup in our plants in China and Mexico and the startup of new wind blade models for a customer in Turkey and $9.0 million of transition costs related to eight lines in transition during the quarter. This compares to total cost of goods sold for the three months ended September 30, 2018 of $238.0 million and included $19.0 million related to startup costs in our new plants in Turkey, Mexico and Iowa, the startup costs related to a new customer in Taicang, China and $2.4 million of transition costs related to the six lines in transition during the quarter. Cost of goods sold as a percentage of net sales remained consistent during the three months ended September 30, 2019 as compared to the same period in 2018, driven primarily by the extended startup of our Newton, Iowa transportation facility, offset by the impact of savings in raw material costs and foreign currency fluctuations.

General and administrative expenses for the three months ended September 30, 2019 totaled $10.6 million, or 2.8% of net sales, compared to $9.8 million, or 3.8% of net sales, for the same period in 2018. The decrease was primarily driven by lower incentive compensation.

Income taxes reflected a provision of $18.8 million for the quarter as compared to a benefit of $10.3 million for the same period in 2018. The change was primarily due to the jurisdictional earnings mix in the quarter as compared to the same period in 2018 and from the reversal of the U.S. valuation allowance in the 2018 quarter.

The net loss for the three months ended September 30, 2019 was $4.6 million as compared to net income of $9.5 million in the same period in 2018. The decrease was primarily due to the reasons set forth above. The net loss per share was $0.13 for the three months ended September 30, 2019, compared to diluted income per share of $0.26 for the three months ended September 30, 2018.

EBITDA for the quarter increased to $26.3 million, compared to $7.4 million during the same period in 2018. Adjusted EBITDA for the quarter increased to $27.6 million compared to $17.6 million during the same period in 2018. Adjusted EBITDA margin increased slightly to 7.2% compared to 6.9% during the same period in 2018.

Capital expenditures were $21.4 million for the quarter compared to $8.3 million during the same period in 2018. Our capital expenditures have been primarily related to machinery and equipment for new facilities and expansion or improvements at existing facilities.

We ended the quarter with $92.1 million of cash and cash equivalents and net debt was $51.3 million as compared to net debt of $53.2 million at December 31, 2018, and we had free cash flow during the quarter of $42.9 million.

2019 Guidance	Previous	Updated
Total billings	$1.45 billion to $1.5 billion	$1.38 billion to $1.4 billion
Net sales	$1.45 billion to $1.5 billion	Unchanged
Adjusted EBITDA	$80 million to $85 million	Unchanged
Loss per share	$0.18 to $0.23	Unchanged
Sets invoiced	3,180 to 3,220	3,180 to 3,205
Average sales price per blade	$135,000 to $140,000	Unchanged
Non-blade billings	$100 million to $105 million	Unchanged
G&A costs as a % of billings (incl. SBC and loss on sale of receivables)	4.0% to 4.25%	3.5% to 4.0%
Estimated megawatts of sets invoiced	9,300 to 9,400	Unchanged
Dedicated manufacturing lines at year end	52 to 55	Unchanged
Manufacturing lines installed at year end	48	Unchanged
Manufacturing lines in operation at year end	24 to 26	Unchanged
Manufacturing lines in startup during the year	approximately 14	Unchanged
Manufacturing lines in transition during the year	approximately 10	Unchanged
Line utilization (based on 50 lines in Q1 & Q2 and 48 lines in Q3 & Q4)	approximately 80%	Unchanged
Startup costs	$47 million to $49 million	Unchanged
Transition costs	$19 million to $21 million	Unchanged
Capital expenditures	$95 million to $100 million (approx. 85% growth related)	Unchanged
Depreciation and amortization	$37 million to $38 million	Unchanged
Interest expense	$8 million to $8.5 million	Unchanged
Share-based compensation expense	$7 million to $8 million	Unchanged

Postponement of Investor Day

Considering the significant changes in our industry and increased uncertainty around the number and timing of wind blade model startups and transitions with certain of our customers, and the corresponding impact that these factors will have on our 2020 outlook, TPI Composites has postponed its Investor Day originally scheduled for November 15 in New York and will reschedule it as soon as its 2020 plans are finalized.

Conference Call and Webcast Information

TPI Composites will host an investor conference call this afternoon, Wednesday, November 6, 2019 at 5:00pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-877-407-9208, or for international callers, 1-201-493-6784. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13695460. The replay will be available until November 13, 2019. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.

TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind and transportation markets. TPI is headquartered in Scottsdale, Arizona and operates factories in the U.S., China, Mexico, Turkey and India. TPI operates additional engineering development centers in Denmark and Germany.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; our projected annual revenue growth; competition; future financial results, operating results, revenues, gross margin, operating expenses, profitability, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions
This press release includes unaudited non-GAAP financial measures, including total billings, EBITDA, adjusted EBITDA, net cash/debt and free cash flow. We define total billings as total amounts billed from products and services that we are entitled to payment and have billed under the terms of our long-term supply agreements or other contractual arrangements. We define EBITDA as net income/loss plus interest expense (including losses on extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus share-based compensation expense plus or minus any gains or losses from foreign currency remeasurement, plus or minus any gains or losses from the sale of assets. We define net cash/debt as the total unrestricted cash and cash equivalents less the total principal amount of debt outstanding. We define free cash flow as net cash flow generated from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See below for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures as well as our Investor Presentation which can be found in the Investors section at www.tpicomposites.com.

Investor Relations
480-315-8742
investors@TPIComposites.com

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2019	2018	2019	2018
Net sales	$383,836	$254,976	$1,014,387	$739,567
Cost of sales	335,778	216,594	904,135	625,817
Startup and transition costs	22,127	21,415	63,206	53,474
Total cost of goods sold	357,905	238,009	967,341	679,291
Gross profit	25,931	16,967	47,046	60,276
General and administrative expenses	10,608	9,756	27,801	31,908
Realized loss on sale of assets	3,354	-	10,561	-
Restructuring charges (reversals), net	(149)	-	3,725	-
Income from operations	12,118	7,211	4,959	28,368
Other income (expense):
Interest income	43	45	125	129
Interest expense	(2,130)	(2,323)	(6,403)	(8,376)
Loss on extinguishment of debt	-	-	-	(3,397)
Realized gain (loss) on foreign currency remeasurement	3,719	(8,181)	(1,050)	(12,957)
Miscellaneous income	517	2,511	2,235	4,003
Total other income (expense)	2,149	(7,948)	(5,093)	(20,598)
Income (loss) before income taxes	14,267	(737)	(134)	7,770
Income tax benefit (provision)	(18,838)	10,269	(14,713)	6,357
Net income (loss)	$(4,571)	$9,532	$(14,847)	$14,127

Weighted-average common shares outstanding:
Basic	35,131	34,419	35,024	34,212
Diluted	35,131	36,282	35,024	35,946

Net income (loss) per common share:
Basic	$(0.13)	$0.28	$(0.42)	$0.41
Diluted	$(0.13)	$0.26	$(0.42)	$0.39

Non-GAAP Measures (unaudited):
Total billings	$385,603	$240,699	$969,543	$701,755
EBITDA	$26,302	$7,419	$33,876	$38,494
Adjusted EBITDA	$27,619	$17,572	$50,091	$58,422

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,	December 31,
(in thousands)	2019	2018
Current assets:
Cash and cash equivalents	$92,085	$85,346
Restricted cash	1,600	3,555
Accounts receivable	152,725	176,815
Contract assets	164,568	116,708
Prepaid expenses	19,272	9,219
Other current assets	26,609	16,819
Inventories	11,559	5,735
Total current assets	468,418	414,197
Noncurrent assets:
Property, plant, and equipment, net	193,988	159,423
Operating lease right of use assets	126,366	-
Other noncurrent assets	32,200	31,235
Total assets	$820,972	$604,855

Current liabilities:
Accounts payable and accrued expenses	$286,545	$199,078
Accrued warranty	48,282	36,765
Current maturities of long-term debt	19,262	27,058
Current operating lease liabilities	16,730	-
Contract liabilities	2,141	7,143
Total current liabilities	372,960	270,044
Noncurrent liabilities:
Long-term debt, net of debt issuance costs and
current maturities	123,390	110,565
Noncurrent operating lease liabilities	113,147	-
Other noncurrent liabilities	5,310	3,289
Total liabilities	614,807	383,898
Total stockholders' equity	206,165	220,957
Total liabilities and stockholders' equity	$820,972	$604,855

Non-GAAP Measure (unaudited):
Net debt	$(51,290)	$(53,155)

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018
Net cash provided by operating activities	$64,253	$14,660	$62,735	$17,195
Net cash used in investing activities	(22,455)	(8,326)	(60,194)	(50,636)
Net cash provided by (used in) financing activities	(8,088)	(11,247)	2,358	(4,555)
Impact of foreign exchange rates on cash, cash equivalents and restricted cash	(811)	170	(115)	(283)
Cash, cash equivalents and restricted cash, beginning of period	61,261	118,901	89,376	152,437
Cash, cash equivalents and restricted cash, end of period	$94,160	$114,158	$94,160	$114,158

Non-GAAP Measure (unaudited):
Free cash flow	$42,900	$6,334	$3,643	$(33,441)

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)

Total billings is reconciled as follows:	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018
Net sales	$383,836	$254,976	$1,014,387	$739,567
(Increase) decrease in gross contract assets	2,303	(1,434)	(41,444)	(24,526)
Foreign exchange impact	(536)	(12,843)	(3,400)	(13,286)
Total billings	$385,603	$240,699	$969,543	$701,755

EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018

Net income (loss)	$(4,571)	$9,532	$(14,847)	$14,127
Adjustments:
Depreciation and amortization	9,948	5,878	27,732	19,080
Interest expense (net of interest income)	2,087	2,278	6,278	8,247
Loss on extinguishment of debt	-	-	-	3,397
Income tax provision (benefit)	18,838	(10,269)	14,713	(6,357)
EBITDA	26,302	7,419	33,876	38,494
Share-based compensation expense	1,682	1,972	4,604	6,971
Realized (gain) loss on foreign currency remeasurement	(3,719)	8,181	1,050	12,957
Realized loss on sale of assets	3,354	-	10,561	-
Adjusted EBITDA	$27,619	$17,572	$50,091	$58,422

Free cash flow is reconciled as follows:	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018
Net cash provided by operating activities	$64,253	$14,660	$62,735	$17,195
Less capital expenditures	(21,353)	(8,326)	(59,092)	(50,636)
Free cash flow	$42,900	$6,334	$3,643	$(33,441)

Net debt is reconciled as follows:	September 30,	December 31,
(in thousands)	2019	2018
Cash and cash equivalents	$92,085	$85,346
Less total debt, net of debt issuance costs	(142,652)	(137,623)
Less debt issuance costs	(723)	(878)
Net debt	$(51,290)	$(53,155)